Exhibit 10.31

OLD MILL CORPORATE CENTER
SECOND AMENDMENT TO THE LEASE AGREEMENT

THIS AGREEMENT MADE and entered into this 31st day of March 2003, by and between Holladay Building, East L.L.C. (“Lessor”) and Overstock.com DE (“Lessee”).

RECITALS:

A.                Lessor and Lessee previously entered into a Lease Agreement dated January 23, 2002, for the premises located at 6322 South 3000 East, Salt Lake City, Utah, Suite 100, consisting of approximately 19,444 rentable square feet (“the Lease”).

B.                  Subsequently, Lessor and Lessee entered into a First Amendment to the Lease Agreement dated September 1, 2002 pursuant to which Lessee expanded the Premises to include Suite 110, consisting of approximately 1,919 rentable square feet.

C.                  Lessee desires to expand the Premises to include Suite 300, which consists of approximately 8,832 rentable square feet (including 251 rsf of the building kitchen/dining area) and 7,272 useable square feet (the “New Space”).

D.                 Document Control System, Inc. (“DCS”) currently occupies the New Space.

NOW, THEREFORE, the parties agree as follows:

1.                    Expansion.  Commencing on (a) July 1, 2003 or (b) the relocation of DCS into Old Mill Corporate Center II (the “Commencement Date”), Lessee shall expand its Premises to include the New Space.

2.                    Term.  The term for the New Space shall commence on the Commencement Date and shall terminate with the Lease on the 31st day of January, 2007

3                       Base Rent.  Beginning with the Commencement Date, Lessee shall pay Lessor $12,880.00 per month for the New Space.  Should the Commencement Date occur on any date other than the first day of the month, rent for such partial month shall be prorated.

4.                    Annual Base Rent Escalation.  Base rent shall escalate by three percent (3%) annually.

5.                    Operating Expenses.  Lessee shall pay as additional rent its proportionate share of Building operating expenses on a monthly basis, which Lessor estimates to be $5.75 per rentable square foot ($4,232.00 per month), and reconciled annually.

6.                    Tenant Improvements.  Lessor will deliver the New Space to Lessee “as-is” without tenant improvements.  Lessee shall be responsible for re-keying the New Space (which shall be re-keyed to the building master system), and all other costs associated with the New Space.  Lessee shall obtain Lessor’s written consent prior to the commencement of any work within the New Space.

7.                    Future Expansion Space.  Lessor hereby grants to Lessee an option to expand into the patio space on the third floor consisting of approximately 977 rsf.  Should Lessee desire to expand into the patio space, Lessee shall notify Lessor in writing.  If Lessee exercises its option to expand into the patio space, the Base Rent for the patio space will be the same as the Base Rent for Suite 300 calculated on the basis of rentable square feet at the time Lessee exercises its option, subject to escalations as provided above.  Within ten (10) days after receiving the notice form Lessee, Lessor shall confirm to Lessee in writing of the Base Rent for the patio space and when Lessee will be able to occupy the patio space.  If the terms are acceptable to Lessee, Lessee shall notify Lessor in writing within ten (10) days after receiving Lessor’s written notice.  Lessor shall then commence build-out of the patio space.  Lessor’s build-out will include finished acoustical drop ceilings, adequate light fixtures, HVAC, carpet (not to exceed $19.00 per yard installed), and finished and painted walls around the interior perimeter of the space.  Lessor shall contract with and be responsible for the cost of architectural, engineering and other fees necessary to build-out the patio space.  If Lessee desires partitions or other improvements within the patio space, Lessee shall bear the cost thereof.  Lessee shall not construct any improvements in the patio space without first obtaining Lessor’s written consent prior to the commencement of any construction work.

8.                    Relocation of DCS.  DCS will relocate its premises into Old Mill Corporate Center II to facilitate Lessee’s expansion.  Lessee will pay Lessor $122,996.00 towards DCS’s relocation expenses (“relocation fees”).  Lessee will have the option to pay Lessor said relocation fees on a monthly basis over the term of the lease at zero percent (0%) interest.  Notwithstanding the foregoing, in the event the Lease is terminated early for any reason, the unpaid balance of the relocation fees shall become and payable immediately.

9.                    Contingency.  This Second Amendment shall be subject to the acceptance and signature of a new Lease with DCS.  If Old Mill Corporate Center Il, LLC and DCS fail to enter into a new lease within 14 days after the date hereof, this Second Amendment shall become null and void.

10.              Real Estate Commission.  Lessor and Lessee warrant and represent that they have had no dealings with any outside real estate broker or agent, and know of no one who is entitled to a commission with respect to this Second Amendment.

11.              Provisions of Lease.  During the term of the Lease, all term and conditions of the Lease shall apply except as modified by this Second Amendment to Lease.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Lease Agreement as of the day and year first above written.

LESSOR:			LESSEE:

HOLLADAY BUILDING EAST L.L.C.			OVERSTOCK.COM DE

By and through its Manager Holladay Building East Management Corporation

By:	/s/ Jeff Peck		By:	/s/ James M. Hyde
	Jeff Peck			James M. Hyde
	Its:	Vice President		Its:	Chief Operating Officer